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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): November 18, 1999

                            DSP COMMUNICATIONS, INC.
               (Exact Name of Registrant as Specified in Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

             0-25622                                77-0389180
      (Commission File Number)           (IRS Employer Identification No.)

          20300 Stevens Creek Boulevard
          Cupertino, California
                                                                   95014
          (Address of Principal Executive Offices)               (Zip Code)

Registrant's telephone number, including area code:  (408) 777-2700

                                 Not Applicable
          (Former name or former address, if Changed Since Last Report)


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ITEM 1.    CHANGES IN CONTROL OF REGISTRANT.

         On November 18, 1999, Intel Corporation, a Delaware corporation ("Parent"), through CWC Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), accepted for purchase approximately 41.9 million shares of the common stock, par value $.001 per share (the "Shares"), of DSP Communications, Inc., a Delaware corporation (the "Company"), that had been validly tendered and not withdrawn pursuant to Purchaser's tender offer for all of the outstanding Shares at $36.00 per Share, net to the seller in cash (the "Offer"). The Offer was made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 13, 1999, by and among the Company, Parent and Purchaser, which provides for, among other things, the making of the Offer by Purchaser and, following the consummation of the Offer, the merger of Purchaser with and into the Company.

         The Shares purchased pursuant to the Offer constitute approximately 97% of the Shares issued and outstanding. The aggregate purchase price for the Shares purchased pursuant to the Offer was approximately $1.5 billion.

         In accordance with the terms of the Merger Agreement, effective upon payment being made for the Shares, Lewis S. Broad, Andrew W. Schonzeit and Avraham Fischer have resigned from the Board of Directors of the Company, and Cary I. Klafter, Suzan A. Miller and Tiffany Doon Silva have been appointed to fill the resulting vacancies. Davidi Gilo and Neill Brownstein will remain on the Board of Directors of the Company until consummation of the Merger of Purchaser with and into the Company, which is expected to occur on or about November 19, 1999.

         To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Date:  November 18, 1999


         DSP COMMUNICATIONS, INC.

         By: /s/ Stephen P. Pezzola
            -----------------------
         Name: Stephen P. Pezzola
         Title:  General Counsel and Secretary


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